Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-196454), Form S-3 (No. 333-205781) and S‑8 (No. 333-189417) of Tallgrass Energy Partners, LP of our report dated February 17, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 17, 2016